EXHIBIT 3.3


                              WINSTON & STRAWN LLP
                                 200 Park Avenue
                          New York, New York 10166-4193


                                January 25, 2005


Van Kampen Unit Trusts, Series 482
c/o The Bank of New York, As Trustee
2 Hanson Place
12th Floor
Brooklyn, NY 11217


Ladies and Gentlemen:

                  We have acted as special counsel for the Van Kampen Unit Trusts, Series 482 (the "Fund"), consisting of Dividend Income and Value Portfolio 2005-1 (the "Trust"), for purposes of determining the applicability of certain New York taxes under the circumstances hereinafter described.

                  The Fund is created pursuant to a Trust Agreement (the "Indenture"), dated as of today (the "Date of Deposit"), among Van Kampen Funds Inc. (the "Depositor"), Van Kampen Asset Management, an affiliate of the Depositor, as supervisor for the Trust (the "Supervisory Servicer"), and The Bank of New York, as trustee (the "Trustee"). (All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Indenture.) The objectives of the Trust is as described in the prospectus relating to the Fund dated today to be filed as an amendment to a registration statement heretofore filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (respectively the "Prospectus" and the "Registration Statement") (File 333-120865). It is noted that no opinion is expressed herein with regard to the Federal tax aspects of the securities, the Trust, units of the Trust (the "Units"), or any interest, gains or losses in respect thereof.

                  As more fully set forth in the Indenture and in the Prospectus, the activities of the Trustee will include the following:

                  On the Date of Deposit, the Depositor will deposit with the Trustee with respect to the Trust the securities and/or contracts and cash for the purchase thereof together with an irrevocable letter of credit in the amount required for the purchase price of the securities comprising the corpus of the Trust as more fully set forth in the Prospectus.

                  The Trustee did not participate in the selection of the securities to be deposited in the Trust, and, upon the receipt thereof, will deliver to the Depositor a registered certificate for the number of Units representing the entire capital of the Trust as more fully set forth in the Prospectus. The Units, which are represented by certificates ("Certificates"), will be offered to the public upon the effectiveness of the Registration Statement.

                  The duties of the Trustee, which are ministerial in nature, will consist primarily of crediting the appropriate accounts with cash dividends received by the Fund and with the proceeds from the disposition of securities held in the Fund, and the proceeds of the treasury obligation on maturity if one or more have been deposited in the Trust and the distribution of such cash dividends and proceeds to the Unit holders. The Trustee will also maintain records of the registered holders of Certificates representing an interest in the Fund and administer the redemption of Units by such Certificate holders and may perform certain administrative functions with respect to an automatic reinvestment option.

                  Generally, equity securities held in the Trust may be removed therefrom by the Trustee only at the direction of the Depositor upon the occurrence of certain specified events which adversely affect the sound investment character of the Fund, such as default by the issuer in payment of declared dividends or of interest or principal on one or more of its debt obligations.

                  Prior to the termination of the Fund, the Trustee is empowered to sell equity securities designated by the Supervisory Servicer only for the purpose of redeeming Units tendered to it and of paying expenses for which funds are not available. The Trustee does not have the power to vary the investment of any Unit holder in the Fund, and under no circumstances may the proceeds of sale of any equity securities held by the Fund be used to purchase new equity securities to be held therein.

                  In the instant situation, the Trustee is not empowered to, and we assume will not, sell equity securities contained in the corpus of the Fund and reinvest the proceeds therefrom. Further, the power to sell such equity securities is limited to circumstances in which the creditworthiness or soundness of the issuer of such equity security is in question or in which cash is needed to pay redeeming Unit holders or to pay expenses, or where the Fund is liquidated subsequent to the termination of the Indenture. In substance, the Trustee will merely collect and distribute income and will not reinvest any income or proceeds, and the Trustee has no power to vary the investment of any Unit holder in the Fund.

                  Under Subpart E of Part I, Subchapter J of Chapter 1 of the Internal Revenue Code of 1986, as amended (the "Code"), the grantor of the trusts will be deemed to be the owner of the Trust under certain circumstances, and therefore taxable on his proportionate interest in the income thereof.

                  By letter dated today, Messrs. Chapman and Cutler LLP, counsel for the Depositor, rendered their opinion that each Unit holder will be considered as owning a share of each asset of the Trust in the proportion that the number of Units held by such holder bears to the total number of Units outstanding; the Trust is a grantor trust for federal income tax purposes; and the income of the Trust will be treated as the income of each Unit holder in said proportion pursuant to Subpart E of Part I, Subchapter J of Chapter 1 of the Code.

                  Based on the foregoing and on the opinion of Messrs. Chapman and Cutler LLP, counsel for the Depositor, dated today, upon which we specifically rely, we are of the opinion that under existing laws, rulings, and court decisions interpreting the laws of the State and City of New York:

                  1. The Trust will not be subject to New York State franchise tax imposed under New York Tax Law Chapter 60, Article 9-A (the Franchise Tax on Business Corporations).

                  2. The Trust will not be subject to New York City corporation tax imposed under New York City Administrative Code Title 11, Chapter 6 (the General Corporation Tax ).

                  3. The Trust will not be subject to unincorporated business tax imposed under New York Administrative Code Title 11, Chapter 5 (the Unincorporated General Business Tax).

                  4. The Trust will not be subject to New York State or New York City personal income tax imposed under New York Tax Law Chapter 60, Article 22 and New York City Administrative Code Title 11, Chapter 17.

                  5. The income of the Trust will be treated as the income of the Unit holders under the income tax laws of the State and City of New York.

                  6. Income or gains from the property of the Trust received by Unit holders who are nonresidents of the State of New York will not be treated as New York source income in computing their State of New York personal income tax, unless such Units are property employed in a business, trade, profession or occupation carried on in New York.

                  We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement relating to the Units and to the use of our name and the reference to our firm in the Registration Statement and in the Prospectus.

                                                               Very truly yours,


                                                            Winston & Strawn LLP